Exhibit 99.1

NEWS RELEASE

American Oil & Gas Reports 3rd Quarter 2008 Results, Announces
Share Repurchase Program And Reports Employee Option Grants
DENVER, November 10, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) reports a net loss attributable to common stockholders of $12,780,287 ($0.27 loss per common share, basic and diluted) for the quarter ended September 30, 2008, as compared to a net loss attributable to common stockholders of $417,400 ($0.01 loss per common share, basic and diluted) for the corresponding quarter ended September 30, 2007. For the nine-month period ended September 30, 2008, American reports a net loss attributable to common stockholders of $15,045,806 ($0.32 per common share, basic and diluted), as compared to net loss attributable to common stockholders of $1,977,842 ($0.05 per common share, basic and diluted) for the corresponding nine-month period ended September 30, 2007.
The increase in the net loss for the quarter and nine-month period ended September 30, 2008, as compared to the corresponding quarter and nine-month period ended September 30, 2007, is primarily attributable to a non-cash ceiling test impairment charge of $18 million ($11.4 million net of related deferred tax benefit). The impairment results from significantly lower oil and natural gas prices at September 30, 2008.
On October 27, 2008, American sold for $26,365,402 approximately 35,100 net acres of non-core unproved acreage and other unproved property, consisting of all interests in a twelve township block that included the West Douglas project, the western edge of the Fetter project and other Douglas acreage. American anticipates recognizing in the fourth quarter an approximate $16.5 million gain on the sale.
During the quarter ended September 30, 2008, American generated $1,159,621 in oil and gas revenues by selling 5,609 barrels of oil at an average price of $108.83, resulting in oil revenues of $610,437, and by selling 53,783 Mcf of natural gas at an average price of $10.21 per Mcf, resulting in gas revenues of $549,184. During the corresponding quarter of the prior year, American generated $780,963 in oil and gas revenues by selling 7,222 barrels of oil at an average price of $67.18, resulting in oil revenues of $485,185, and by selling 51,345 Mcf of natural gas at an average price of $5.76 per Mcf, resulting in gas revenues of $295,778.
During the nine-month period ended September 30, 2008, American generated $2,604,786 in oil and gas revenues by selling 13,503 barrels of oil at an average price of $104.97, resulting in oil revenues of $1,417,403, and by selling 117,711 Mcf of natural gas at an average price of $10.09 per Mcf, resulting in gas revenues of $1,187,383. During the corresponding nine-month period of the prior year, American generated $1,580,553 in oil and gas revenues by selling 16,057 barrels of oil at an average price of $60.74, resulting in oil revenues of $975,279, and by selling 102,060 Mcf of natural gas at an average price of $5.93 per Mcf, resulting in gas revenues of $605,274. American also generated $12,000 in other revenues during the nine month period ending September 30, 2007.
For the quarters ended September 30, 2008 and 2007, American’s general and administrative expenses were $768,780 and $969,845, respectively. For the nine-month periods ended September 30, 2008 and 2007, American’s general and administrative expenses were $3,260,093 and $3,271,647, respectively.

At September 30, 2008, American had $7.8 million in working capital, $77.0 million of total assets, $5.1 million of current liabilities and stockholders’ equity of $71.4 million. These figures do not give effect to the property sale that occurred on October 27, 2008. There are currently 47,875,899 common shares outstanding.

Selected Financial and	Three Months Ended		Nine Months Ended
Operating Data	9/30/08	9/30/07	9/30/08	9/30/07
FINANCIAL RECAP:
Revenues	$1,159,621	$780,963	$2,604,786	$1,592,553
Net loss to common stockholders	$(12,780,287)	$(417,400)	$(15,045,806)	$(1,977,842)
Net loss per common share- basic	$(0.27)	$(0.01)	$(0.32)	$(0.05)
Net loss per common share-diluted	$(0.27)	$(0.01)	$(0.32)	$(0.05)
OPERATING DATA:
Net oil production (Bbl)	5,609	7,222	13,503	16,057
Oil revenues	$610,437	$485,185	$1,417,403	$975,279
Average oil price per Bbl	$108.83	$67.18	$104.97	$60.74
Net gas production (Mcf)	53,783	51,345	117,711	102,060
Natural gas revenues	$549,184	$295,778	$1,187,383	$605,274
Average gas price per Mcf	$10.21	$5.76	$10.09	$5.93
Barrels of oil equivalent sold (“BOE”)	14,573	15,780	33,122	33,067

Lease operating and production taxes	$475,382	$213,708	$1,025,987	$466,444
LOE and production taxes per BOE	$32.62	$13.54	$30.98	$14.11

Depreciation, depletion and amortization-oil and gas properties	$1,177,000	$386,000	$1,887,000	$786,818
DD&A per BOE	$80.77	$24.46	$56.97	$23.79

General and administrative expenses	$768,780	$969,845	$3,260,093	$3,271,647
Share Repurchase Program
The Board of Directors of American has authorized a share repurchase program which permits the purchase of up to $10 million of common stock in the open market or privately negotiated transactions at the discretion of management. Pat O’Brien, CEO of American commented, “The Board authorized this repurchase program to reflect its confidence in American’s project portfolio.” Share repurchases are expected to be made from time to time at prevailing prices as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The program is scheduled to terminate on November 5, 2010.
Option Grants
Twelve employees who are not members of the Board were granted an exchange of their old stock options with an average exercise price of $4.47 for an equal number of new stock options with an exercise price of $2.00 per share (a 29% premium to the closing price on the date of grant). The new stock options generally vest annually over the next five years of employment, and expire five years after vesting. The old stock options were 37% vested, with the remainder vesting on average within 2.5 years and typically expiring five years after vesting.

Andrew Calerich, President of American noted, “The purpose of the option exchanges is to restore the employee stock option program’s value in retaining employees and in aligning employee interests with stockholder interests. The exchanges also provide a uniform exercise price for all employees hired in the past three years. While other companies’ option exchange programs in recent months have typically set the new options’ exercise price at the stock’s market price, the Board believed the interests of the employees and the stockholders would be best served with the $2.00 exercise price.”
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184